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                                                                     EXHIBIT 4.4

                    REGISTRATION RIGHTS AGREEMENT SUPPLEMENT


            THIS REGISTRATION RIGHTS AGREEMENT SUPPLEMENT is a supplement to that certain Registration Rights Agreement, dated as of March 31, 1998 (the "Registration Rights Agreement"), between SAC Acquisition Corp., a Georgia corporation ("SAC"), and NationsBanc Montgomery Securities LLC (the "Initial Purchaser"). Unless otherwise defined herein, defined terms are used herein as defined in the Registration Rights Agreement.

            As a result of the consummation of the Merger (as defined in the Purchase Agreement, dated March 24, 1998, between SAC and the Initial Purchaser), SAC was merged with and into SIMCALA, Inc., a Delaware corporation (the "Company"), with the Company being the surviving corporation.

            The Company and the Initial Purchaser agree as follows:

            (a) the Company hereby (i) assumes the obligations, and makes the agreements, of SAC under the Registration Rights Agreement and (ii) makes the representations and warranties of SAC to the Initial Purchaser contained therein;

            (b) the Initial Purchaser hereby (i) reaffirms its obligations and agreements under the Registration Rights Agreement and (ii) reaffirms to the Company its representations and warranties contained therein; and

            (c) the obligation of each Holder to SAC under the Registration Rights Agreement shall be an obligation owing to the Company.

            For purposes of Section 12(e) of the Registration Rights Agreement, the address of the Company shall be the address of the Company set forth in the Final Memorandum, Attention: C. Edward Boardwine, with copies to: (i) CGW Southeast Partners III, L.P., Twelve Piedmont Center, Suite 210, Atlanta Georgia 30305, Attention: William A. Davies; and (ii) Alston & Bird LLP, 1201 West Peachtree Street, Atlanta, Georgia 30309-3424, Attention: Terri McMahon, Esq.

            This Registration Rights Agreement Supplement does not cancel or extinguish any right or obligation of the parties to the Registration Rights Agreement. The parties hereto agree that the Registration Rights Agreement shall be supplemented only with respect to the matters referred to herein and the provisions of the Registration Rights Agreement are otherwise in full force and effect.

            This Registration Rights Agreement Supplement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original and all such counterparts shall together constitute one and the same instrument.

            THIS REGISTRATION RIGHTS AGREEMENT SUPPLEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW RULES THEREOF.



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            IN WITNESS WHEREOF, the undersigned has executed this Registration
Rights Agreement Supplement as of March 31, 1998.



                                           SIMCALA, INC.


                                           BY:   /s/ C. E. Boardwine
                                                 -------------------------------
                                                 NAME: C. EDWARD BOARDWINE
                                                 TITLE: CHIEF EXECUTIVE OFFICER


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The foregoing Agreement is hereby
confirmed and accepted as of the
date first above written.

NATIONSBANC MONTGOMERY SECURITIES LLC



By:  /s/ Mark Wilson
     --------------------------------
     Name: Mark Wilson
     Title: Managing Director



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